UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 29, 2006
COPANO ENERGY, L.L.C.
(Exact name of registrant as specified in its charter)

Delaware	001-32329	51-0411678
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer
Incorporation or Organization)		Identification No.)

2727 Allen Parkway, Suite 1200
Houston, Texas	77019
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s Telephone Number, including Area Code: (713) 621-9547
Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On September 29, 2006, we entered into a $100 million senior unsecured term loan facility with Banc of America Securities LLC and certain of its affiliates (the “Unsecured Term Loan”). The Unsecured Term Loan matures on November 1, 2010, except that indebtedness outstanding under the Unsecured Term Loan may be prepaid at our option prior to maturity, without premium or penalty, and subject to the securities demand by Banc of America Securities LLC (“BAS”) discussed below. The proceeds from the Unsecured Term Loan were used to reduce outstanding indebtedness under our senior secured revolving credit facility from $150 million to $50 million with an associated reduction in the commitment amount under our senior credit facility from $350 million to $200 million, effective September 29, 2006. Interest on the Unsecured Term Loan is payable quarterly in arrears at an annual rate equal to the three-month British Bankers Association LIBOR Rate plus a margin initially equal to 3.0% per year, subject to adjustment under certain circumstances. The indebtedness under the Unsecured Term Loan must be prepaid upon the occurrence of certain mandatory prepayment events, including our sale or issuance of any equity securities or indebtedness, a change of control and, in certain circumstances, our execution of a definitive purchase agreement and commitment letter relating to a material acquisition. The obligations under the Unsecured Term Loan are general unsecured obligations of our company and certain of its subsidiaries and are guaranteed by substantially all of its subsidiaries.
     The Unsecured Term Loan includes customary covenants, including covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to: (i) sell assets; (ii) pay distributions on, redeem or repurchase our units or redeem or repurchase any future debt that is subordinated to the Unsecured Term Loan; (iii) make investments; (iv) incur or guarantee additional indebtedness or issue preferred units; (v) create or incur certain liens; (vi) enter into agreements that restrict distributions or other payments from our restricted subsidiaries to us or any other restricted subsidiary; (vii) consolidate, merge or transfer all or substantially all of our assets; (viii) engage in transactions with affiliates; (ix) create unrestricted subsidiaries; and (x) enter into sale and leaseback transactions. Additionally, the Unsecured Term Loan contains a financial covenant limiting the amount of our consolidated debt relative to our consolidated EBITDA (as defined in the Unsecured Term Loan) to not greater than 4.75 to 1.00 beginning with the quarter ended September 30, 2006.
     The Unsecured Term Loan contains customary events of default, including a cross default provision. If an event of default occurs, then the administrative agent shall, at the request of, or may, with the consent of, lenders holding more than 50% of the outstanding term loan shall, declare the unpaid principal and interest on the Unsecured Term Loan to be immediately due and payable. Such an acceleration will occur automatically in the event of an insolvency or bankruptcy default.
     The foregoing description of the Unsecured Term Loan does not purport to be complete and is qualified in its entirety by reference to the Unsecured Term Loan, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference into this Item 1.01.
     In connection with the Unsecured Term Loan, we agreed that upon the request of BAS, at any time on or after December 15, 2006, we will issue debt or equity securities (other than equity securities issued in a public offering) in an amount sufficient to repay the Unsecured Term Loan.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     The disclosure set forth above under Item 1.01 to this Current Report on Form 8-K is hereby incorporated by referenced into this Item 2.03.
Item 9.01 Financial Statements and Exhibits.
     (a) Financial statements of businesses acquired.
     Not applicable.

     (b) Pro forma financial information.
     Not applicable.
     (c) Shell company transactions.
     Not applicable.
     (d) Exhibits.

10.1	Loan Agreement dated as of September 29, 2006, among Copano Energy, L.L.C., as the Borrower, Banc of America Bridge LLC, as Administrative Agent, and The Other Lenders Party Hereto and Banc of America Securities LLC, as Sole Lead Arranger and Sole Lead Manager

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

COPANO ENERGY, L.L.C.
Date: October 5, 2006	By:	/s/ Douglas L. Lawing
		Name:	Douglas L. Lawing
		Title:	Vice President and General Counsel

EXHIBIT INDEX

Exhibit
Number	Exhibit Description

10.1	Loan Agreement dated as of September 29, 2006, among Copano Energy, L.L.C., as the Borrower, Banc of America Bridge LLC, as Administrative Agent, and The Other Lenders Party Hereto and Banc of America Securities LLC, as Sole Lead Arranger and Sole Lead Manager